CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 418 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 30, 2013, relating to the financial statements and financial highlights of PMC Core Fixed Income Fund and PMC Diversified Equity Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended August 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 13, 2013